UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report) May 11, 2000

FARMLAND INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

      Kansas                         2-60372                             44-0209330
  (State of Incorporation)        (Commission File Number)       (I.R.S. Employer Identification No.)

3315 North Oak Trafficway

Kansas City, Missouri                    64116-0005

(Address of principal executive offices)      (Zip Code)

816-459-6000

(Registrant's telephone number, including area code)

Not Changed

(Former name or former address, if changed since last report)

ITEM 5 OTHER EVENTS

Farmland has established an $800 million revolving credit facility (the “New Credit Facility”) with a syndicate of banks. This New Credit Facility, which replaces our existing $1.1 billion credit facility, expires May 2001.

Borrowings under the New Credit Facility are secured by a substantial portion of our accounts receivable, inventories and fixed assets. Interest rates under the credit facility are based on a spread over the base rate (as defined in the agreement) or a spread over LIBOR. The credit facility contains covenants related to Farmland’s ratio of earnings before interest, taxes, depreciation and amortization to net interest expense, our ratio of senior debt to total capitalization, and our ratio of total debt to total capitalization, all as defined in the agreement.

At the agreement’s inception, we borrowed approximately $575 million to repay in full our outstanding obligation under our existing credit agreement

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 11, 2000
(Date)

FARMLAND INDUSTRIES, INC.

(Registrant)

By: /s/ TERRY M. CAMPBELL

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Terry M. Campbell

Executive Vice President

and Chief Financial Officer